UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

Piper Sandler Companies
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

☐	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

Piper Sandler Companies For more information, please contact Tim Carter, chief financial officer at 612 303 - 5607 or timothy.carter@psc.com Piper Sandler Companies (NYSE : PIPR) is a leading investment bank and institutional securities firm driven to help clients Realize the Power of Partnership® . Securities brokerage and investment banking services are offered in the U . S . through Piper Sandler & Co . , member SIPC and NYSE ; in Europe through Piper Sandler Ltd . , authorized and regulated by the U . K . Financial Conduct Authority ; and in Hong Kong through Piper Sandler Hong Kong Limited, authorized and regulated by the Securities and Futures Commission . Asset management products and services are offered through separate investment advisory affiliates . © 2020 . Since 1895 . Piper Sandler Companies . 800 Nicollet Mall, Suite 900 , Minneapolis, Minnesota 55402 - 7036

PIPER SANDLER | 2 Piper Jaffray Completed its Most Transformational Acquisition in its 125 - Year History in 2020 A leading investment bank and institutional securities firm. Through a distinct combination of candid counsel, focused expertise and empowered employees, we deliver insight and impact to each and every relationship. Our proven advisory teams combine deep product and sector expertise with ready access to global capital. The firm is headquartered in Minneapolis with offices across the U.S. and in London, Aberdeen and Hong Kong. PIPER JAFFRAY ESTABLISHED 1895 A full - service investment banking firm and broker - dealer focused on the financial services Industry. The firm provides merger and acquisition advisory, capital markets, fixed income and equity trading and sales, equity research, balance sheet management, mortgage finance, and other advisory services to financial institutions and their investors. Since our founding in 1988, the firm has always been focused on enhancing the franchise value of our clients. SANDLER O’NEILL ESTABLISHED 1988 +

PIPER SANDLER | 3 Complements current franchise by adding $225M+ of annual investment banking revenues from financial services industry Increases scale and diversity across investment banking industry sectors The leading financial services investment bank with approximately $300M of annual revenues Adds a large, durable, market - leading franchise to our platform Distinctive client - centric, partnership - focused cultures with meaningful opportunities to collaborate across industries and products Enriches firm culture, deepens relationships and strengthens leadership Creates one of the largest U.S. middle - market advisory businesses with nearly $600M of annual pro forma combined revenues Significantly elevates advisory practice within the middle market Nearly doubles current fixed income business by adding a large, advisory - based, differentiated business which broadens our product and client mix Adds an advice - driven, market - leading fixed income business Adds more than 200 stocks, significantly expanding current financial services coverage and equity distribution capacity Enhances equity business through expanded research coverage Adds a market - leading, book run franchise with broad product capabilities, expected to increase annual revenues by 50%+ Diversifies and scales capital markets franchise Strategic Rationale for our Acquisition of Sandler

PIPER SANDLER | 4 One - Time Employment Agreement with Jon Doyle Following our acquisition, Sandler now forms our Financial Services Group with over 300 employees, and is led by Jon Doyle, a senior managing principal of Sandler. Given the importance of the acquisition and Mr. Doyle’s ongoing role, our Board made the decision in connection with the acquisition to enter into a special, one - time employment agreement with Mr. Doyle based on the following considerations: Consideration Explanation The employment agreement was essential to completing our acquisition of Sandler. We could not have successfully completed our acquisition of Sandler without the employment agreement, provided Mr. Doyle, who had not previously worked for a public company, with a clear, five - year transition from the private partnership compensation that he had historically received at Sandler, to our public company executive compensation program . Importantly, at the end of this limited, five - year transition period, Mr. Doyle will fully join our executive compensation program. Five - Year Transition to Executive Compensation Program Mr. Doyle is a significant revenue producer . Mr. Doyle both manages the 300 - employee financial services group and continues to advise clients, and, in 2020, he was one of that group’s top revenue producers . When viewed within the context of the business he produces in addition to his responsibilities for managing the financial services group and serving as a member of our Leadership Team, we believe that Mr. Doyle’s compensation is both reasonable and appropriate.

PIPER SANDLER | 5 One - Time Employment Agreement with Jon Doyle Additional considerations taken into account in connection with Mr. Doyle’s employment agreement: Consideration Explanation We Secured a Critical Five - year Non - Compete As part of Mr. Doyle’s employment agreement, we required Mr. Doyle to agree to a significant five - year non - compete agreement which prevents him from competing in the investment banking sector until 2025. This non - compete agreement was important to the acquisition, as it ensures that Mr. Doyle cannot go to a competitor in the first few critical years following the integration. Mr. Doyle’s incentive compensation is governed by our compensation ratio Mr. Doyle’s incentive compensation must take into consideration the limit set by the financial services group’s compensation ratio, as well as the compensation that Mr. Doyle has allocated to the employees within his group, including revenue producers. This arrangement is important and favorable to shareholders because it protects our margins, and requires that Mr. Doyle’s incentive compensation be dependent upon the performance of our financial services group as a whole. Mr. Doyle is our largest individual shareholder Another way that we ensured alignment and retention of Sandler’s human capital was by delivering approximately 24% of the consideration for the acquisition in the form of shares of restricted stock which ratably vests over the three years following the closing. Given his ownership of Sandler, Mr. Doyle became our largest individual shareholder, further aligning Mr. Doyle with our shareholders generally, and incentivizing him to create long - term value for our company as a whole.

PIPER SANDLER | 6 Doyle’s One - Time Retention Restricted Stock Award Consideration Explanation The Retention Equity Award Represents Consideration Mr. Doyle’s $9.9 million award was part of a much larger $115 million retention program that granted retention awards to over 100 Sandler O’Neill employees to induce them to become employees of Piper Sandler. This $115 million retention equity award pool represented consideration paid for our acquisition of Sandler, though targeted directly to Sandler’s key human capital assets, rather than paid to Sandler O’Neill’s shareholders. The Retention Equity Awards were in Our Shareholders’ Best Interests Piper could have granted additional equity as consideration to Sandler O’Neill shareholders, in which case the equity would not have been treated as compensation for accounting purposes but rather goodwill. The better structure for our shareholders over the long - term – by far – is to structure this equity with retention characteristics and grant those equity awards to Sandler O’Neill’s key producers, including Mr. Doyle, which is what led to its inclusion in this year’s summary compensation table. It is Not Feasible to Incorporate Performance Conditions in an Acquisition Inducement Program It would not be commercially feasible to try to induce a group of 100 revenue - producing employees to join our platform – as each individual makes their own independent decision – by putting performance conditions on retention equity awards. As we stated in our proxy statement, Mr. Doyle is one of these revenue - producing employees, and his productivity is exceptional within the group of 100 producers. The more commercially reasonable structure for a retention award is to extend the vesting terms to five years, and align the vesting with an individual non - compete in an employment agreement, which we successfully accomplished in the case of Mr. Doyle. Doyle’s Retention Restricted Stock Award Will Not Begin to Vest Until 2023

PIPER SANDLER | 7 Although we entered into the one - time employment agreement with Mr. Doyle because the Board believed that the arrangement, and the Sandler acquisition as a whole, was in our Company’s best interests, we did so with the knowledge that many of our shareholders would be focused on the agreement and the rationale for entering into it. Given this, we reached out to our 10 largest shareholders to explain the importance of Mr. Doyle’s employment agreement and to discuss our executive compensation program as a whole during 2020. Shareholder Outreach Throughout these discussions, we provided our shareholders with the context surrounding the agreement, namely: • Mr. Doyle’s employment agreement is a one - time situation that was essential to completing the most transformational acquisition in our 125 - year history, and to transition Mr. Doyle from a private partnership compensation model to a public company compensation model. • Mr. Doyle’s compensation should be viewed in light of the value of the Sandler acquisition, as well as the amount of revenue that Mr. Doyle is individually responsible for producing. • Mr. Doyle’s incentive compensation is included in and limited by the financial services group’s overall compensation ratio, which maintains our margins, and we believe is favorable to our shareholders. • Mr. Doyle’s agreement to a five - year non - compete in return for the employment agreement is significant, and helps ensure the success of our acquisition of Sandler. In summary, we sought to impress upon our shareholders that it is not our practice to enter into employment agreements with our executive officers, and that Mr. Doyle’s employment agreement is a one - time situation unique to our acquisition of Sandler.